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                                                                      Exhibit 15








Omega Environmental, Inc.
Bothell, Washington

Re: Registration Statements Nos. 33-81730, 33-73950, 33-45044, 33-62546,
    33-03617, 33-68812, 33-03615, 33-03625, 333-13397


Ladies and Gentlemen:

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 13, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



/s/ KPMG Peat Marwick LLP
---------------------------
KPMG Peat Marwick LLP
Seattle, Washington
February 13, 1997